United States Securities and Exchange Commission
Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2008

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek North Drive, Suite 995
Denver, CO 80209
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (303) 377-0033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreements

As previously reported on October 9, 2008, we are authorized to borrow an amount not to exceed $2,800,000 from our CEO, Hugh H. Williamson, III (the "Williamson Loan"). The Williamson Loan bears interest at a variable rate, which rate is equal to the prime rate charged by KeyBank, National Association.  The Williamson Loan has a maturity date of December 31, 2008, at which time all amounts advanced to us pursuant to the Williamson Loan, together with all accrued and unpaid interest, become due and payable.  Mr. Williamson has agreed to amend and modify the Williamson Loan such that the Williamson Loan will not have a maturity date of December 31, 2008, but instead, from and after December 31, 2008, shall become due and payable upon demand by Mr. Williamson. The audit committee of our board of directors, whose members are independent, reviewed the terms of the proposed amendment and modification to the  maturity date of the Williamson Loan and determined that such amendment and modification is fair to us, and as such does not constitute a conflict of interest

The Williamson Loan documents, as modified, are attached as exhibits to this Current Report.  The above description of the Williamson Loan is qualified in its entirety by the full text of the exhibits.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Number	Description

10.1
Secured Subordinated Promissory Note, dated March 3, 2008, as amended and restated as of December 31, 2008, $2,800,000.00 principal amount, by and between Hugh H. Williamson, III, and Xedar Corporation

10.2	Pledge and Security Agreement, dated March 3, 2008, as amended December 31, 2008, by and between Xedar Corporation and Hugh H. Williamson, III.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Xedar has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xedar Corporation

Dated: December 31, 2008	By:	/s/ Hugh Williamson III
Hugh Williamson III Chairman, President and CEO

Exhibit Index

Number	Description

10.1
Secured Subordinated Promissory Note, dated March 3, 2008, as amended and restated as of December 31, 2008, $2,800,000.00 principal amount, by and between Hugh H. Williamson, III, and Xedar Corporation

10.2	Pledge and Security Agreement, dated March 3, 2008, as amended December 31, 2008, by and between Xedar Corporation and Hugh H. Williamson, III.